EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of October 21, 2003, is by and between DAYSTAR TECHNOLOGIES, INC., a Delaware corporation (“Employer”), and Stephen Aanderud, an individual (“Executive”).

IN CONSIDERATION OF the mutual covenants herein contained, and other good and valuable consideration, the parties agree as follows:

ARTICLE 1. EMPLOYMENT AND DUTIES

1.1	Employment.

Employer employs Executive, and Executive agrees to serve, as its Chief Financial Officer, reporting to the President of Employer (the “President”), during the Period of Employment (as defined in ARTICLE 2).

1.2	Duties.

Executive shall devote Executive’s full business time, attention and best efforts to the affairs of Employer during the Period of Employment and shall have the duties, responsibilities, authority as shall be assigned to Executive from time to time by the President. Executive agrees to abide by all by-laws, policies, practices, procedures or rules of Employer to the extent they are not inconsistent with this Agreement, in which case the provisions of this Agreement prevail.

1.3	Other Activities.

Executive may engage in other activities, such as activities involving charitable, educational, religious and similar types of organizations, speaking engagements and similar activities, and service on the board of directors of other corporations. However, in each case such activities may be engaged in only to the extent that they do not materially detract from or limit the performance of Executive’s duties under this Agreement or inhibit or conflict in any material way with the business of Employer, as determined by the President in his sole discretion.

ARTICLE 2. TERM

2.1	Duration Under Normal Circumstances.

Subject to the terms of this Agreement which provide for renewal or earlier termination, the “Period of Employment” shall commence on the date of this Agreement and shall extend for a period of one year from that date.

2.2	Renewal of Term.

On the date that Executive completes one year of employment and on each successive anniversary of that date (the “Anniversary Date”), the Period of Employment shall be automatically extended and renewed for one additional year unless, not less than 30 days prior to such Anniversary Date, Employer or Executive shall give written notice to the other that the Period of Employment shall not be so extended and renewed.

2.3	Termination Events.

Notwithstanding anything in this ARTICLE 2 to the contrary, the Period of Employment shall terminate upon the earliest to occur of the following:

(a) upon delivery of notice by either party to the other, in accordance with the provisions of Section 7.2, that the Period of Employment is terminated due to the Disability of Executive. “Disability” means Executive’s inability to perform the essential functions of Executive’s position under this Agreement with or without reasonable accommodation due to physical or mental incapacity for a period of 90 consecutive days, as reasonably determined by Employer after consultation with a qualified physician selected by Employer.

(b) the death of Executive.

(c) as of delivery of notice by Employer to Executive, in accordance with the provisions of Section 7.2, that Employer elects to terminate the Period of Employment for Cause. “Cause” means any one of the following: (a) fraud, (b) material misrepresentation in connection with performance of Executive’s job duties, (c) material theft or embezzlement, (d) conviction of, or a plea of guilty or no contest to, a felony under the laws of the United States or any state thereof, (e) material violation of the terms of the Employee Nondisclosure, Developments and Nonsolicitation Agreement described in Section 5.1, or (f) the continued failure by the individual to satisfactorily perform any of his/her material employment duties or duties inherent in Executive’s position or title with Employer, which failure continues, in the reasonable judgment of the President, after written notice given to the Executive by the President with the opportunity to cure such failure within10 business days.

(d) the 30th day after delivery of notice by Employer to Executive, in accordance with the provisions of Section 7.2, that Employer elects to terminate the Period of Employment (an “involuntary termination by Employer”), other than a termination by Employer for Cause.

(e) the 30th day after notification by Executive to Employer, whether in accordance with the provisions of Section 7.2 or otherwise, that Executive elects to terminate the Period of Employment for any reason (a “voluntary termination by Executive”).

ARTICLE 3. COMPENSATION

3.1	Base Salary.

Employer will pay to Executive during the Period of Employment an annualized base salary of $96,000, paid in accordance with the regular payroll practices of Employer, but no less frequently than monthly. The base salary shall not be decreased below an annualized amount of $66,000 at any time during the Period of Employment without the prior written consent of Executive, and may be so reduced only in conjunction with a commensurate reduction in hours worked to half-time (no more than 25 hours per week) status, which reduction in salary and hours may be required by the President in his sole discretion due to business needs.

3.2	Incentive Compensation.

Executive shall be eligible to participate in such bonus or incentive compensation plans or programs as may be adopted by Employer from time to time. Executive’s entitlement to any specific bonuses or long-term incentive awards shall be in the sole discretion of the Board of Directors of Employer. Employer shall have the right to alter, amend or eliminate all or any part of any such plan or program at any time.

ARTICLE 4. BENEFITS

4.1	Executive Benefits.

In addition to the cash compensation provided for in ARTICLE 3, Executive, subject to meeting eligibility requirements and subject to the provisions of this Agreement, shall be entitled to participate without discrimination or duplication in all employee benefit plans of Employer, as presently in effect or as they may be modified or added to by Employer from time to time, to the extent such plans are available to other similarly situated employees of Employer, including, without limitation, plans providing retirement benefits, medical and other health insurance, life insurance, disability insurance, and accidental death or dismemberment insurance plans. Nothing herein contained shall be construed as requiring Employer to establish or continue any particular benefit plan.

4.2	Business Expenses.

Employer shall in accordance with and to the extent of, its policies in effect from time to time, reimburse all ordinary and necessary business expenses reasonably incurred by Executive in performing his duties as an employee of Employer, provided that Executive accounts promptly for such expenses to Employer in the manner prescribed from time to time by Employer.

ARTICLE 5. EMPLOYEE COVENANTS

5.1	Executive Nondisclosure, Developments and Nonsolicitation Agreement.

The obligations of Executive and the rights of Employer set forth in this Agreement are in addition to those set forth in the Employee Nondisclosure, Developments and Nonsolicitation

Agreement attached hereto as Appendix B and incorporated herein by reference, which is being executed by the Executive simultaneously with the execution of this Agreement.

5.2	Agreement to Avoid Conflicts of Interest.

During the Period of Employment, neither Executive, Executive’s spouse, or any member of Executive’s immediate family may directly or indirectly, receive any gift or remuneration from, or borrow from, lend to, invest in or engage in any substantial financial transaction with (i) a business which competes with any business in which Employer is engaged or proposes to become engaged; or (ii) a customer or supplier of Employer, without first having provided full disclosure to and receiving written approval from the President. The foregoing prohibition on loans and financial transactions shall not apply to loans obtained from a bank, savings and loan or other financial institution through the normal application and approval process. The foregoing prohibition on investments shall not apply to any purchase of stock in the open market of a company that is traded on a national stock exchange.

5.3	Equitable Remedies and Severability.

Executive agrees that in the event of a breach or threatened breach his covenants in this ARTICLE 5, money damages would be an inadequate remedy and extremely difficult to measure. Executive agrees, therefore, that Employer shall be entitled to an injunction to restrain Executive from such breach or threatened breach. Nothing in this Agreement shall be construed as preventing Employer from pursuing any remedy at law or in equity for any breach or threatened breach. Executive agrees that each provision in this Agreement will be treated as a separate and independent clause, and the enforceability of any one clause will in no way impair the enforceability of any of the other clauses in this Agreement.

5.4	Survival of Obligations.

The provisions of this ARTICLE 5 shall survive termination of this Agreement.

ARTICLE 6. TERMINATION

6.1	Termination by Employer for Cause or Voluntary Termination by Executive.

If the Period of Employment terminates as a result of a termination by Employer for Cause or a voluntary termination by Executive, Employer will pay Executive the base salary and accrued benefits otherwise payable through the day on which Employer delivers notice of such termination. Executive shall have no right to any other payments or benefits after the date of termination, other than as required by law.

6.2	Termination by Employer Without Cause.

If the Period of Employment terminates as a result of an involuntary termination by Employer without Cause, then Employer will pay Executive three months of base salary in installments as payable under Section 3.1, in addition to any base salary and/or benefits which have been earned or become payable pursuant to this Agreement as of the date of termination but which have not yet been paid to Executive. Executive shall be entitled to any bonus or other benefit payable prior to termination, but shall not be entitled to any bonus or other benefits during the three month period of salary continuation payments, other than as required by law.

6.3	Termination in the Event of Death or Disability.

If the Period of Employment terminates as a result of (i) the death of Executive or (ii) Executive’s Disability, Executive (or Executive’s estate) will be entitled to receive only the base salary otherwise payable under Section 3.1 through the end of the month in which Executive’s Period of Employment terminates, together with other benefits which have been earned or become payable as of the date of termination but which have not yet been paid to Executive. Executive (or Executive’s estate) shall receive any bonus or other benefit payable prior to the date of termination, but Executive shall have no right to any bonus or other benefits after the date of termination, other than as required by law.

6.4	Exclusive Remedy.

Executive shall have no claim for damages or other remedies, at law, in equity or otherwise, by reason of any breach of this Agreement by Employer, or of termination of this Agreement by reason thereof other than as set forth in this ARTICLE 6.

ARTICLE 7. GENERAL PROVISIONS

7.1	Successors and Assigns.

For purposes of this Agreement, “Employer” shall include any corporation or other entity which is the surviving or continuing entity in respect of any, merger, consolidation, asset acquisition or other form of business combination. This Agreement shall be binding upon and shall inure to the benefit of Executive, Executive’s heirs, executors, administrators and beneficiaries, and shall be binding upon and inure to the benefit of Employer and its successors and assigns. In that this Agreement is a personal services contract, it shall not be assigned by Executive.

7.2	Notices.

All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile, provided that the facsimile is promptly confirmed by telephone confirmation or other confirmation of receipt thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

To Executive:

The address of Executive’s principal residence as it appears in the Company’s records.

To Employer:

DayStar Technologies, Inc.

900 Golden Gate Terrace, Suite A

Grass Valley, California 95945

Facsimile: 530-271-5558

Attention: Dr. John R. Tuttle

7.3	Choice of Law; Venue.

This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California, without regard to the conflicts of law rules of California.

7.4	Entire Agreement.

This Agreement, including Appendix B hereto, constitutes the entire understanding between Employer and Executive relating to the employment of Executive by Employer and its subsidiaries and supersedes and cancels all prior agreements and understandings with respect to the subject matter of this Agreement.

7.5	Amendment.

This Agreement may be amended but only by a subsequent written agreement of the parties.

7.6	Waiver.

No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

7.7	Severability.

If any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, ordinance or principle of law, such portion shall be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Agreement; and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

7.8	Interpretation; Construction.

The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

7.9	Counterparts; Facsimile.

This Agreement may be signed in multiple counterparts and when so signed will be considered to have the force and effect of an original. This Agreement may be delivered by facsimile, and when so delivered will have the same force and effect as delivery of an original signature.

7.10	Attorney Fees.

If any action at law, in equity or by arbitration is taken to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled, including fees and expenses on appeal.

7.11	Arbitration.

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by a single arbitrator in arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The cost of such arbitration shall be borne by the Employer. Nothing in this Section 7.11 shall limit the right of Employer to enforce by court injunction or other equitable relief Executive’s obligations under ARTICLE 5. The arbitrator shall have the authority to award such remedies or relief that a court of the State of California could order or grant in an action governed by California law, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process, but shall not be empowered to award punitive damages.

7.12	Withholding.

All payments to be made to Executive under this Agreement will be subject to required withholding taxes and other deductions.

IN WITNESS WHEREOF, Employer and Executive have made and entered into this Agreement as of the date first above written.

EMPLOYEE:

/s/ Stephen Aanderud
Stephen Aanderud
EMPLOYER:	DAYSTAR TECHNOLOGIES, INC.

/s/ John R. Tuttle
John R. Tuttle, President, Chairman and Chief Executive Officer

Appendix B

DAYSTAR TECHNOLOGIES, INC.

SUMMARY SHEET FOR THE EMPLOYEE NONDISCLOSURE, DEVELOPMENTS AND NONSOLICITATION AGREEMENT

The Employee Nondisclosure, Developments and Nonsolicitation Agreement attached to this Summary (this “Summary”) contains provisions on the following topics:

1.	Your duty to protect the Company’s confidential information.

2.	Your duty not to solicit the Company’s employees, customers or suppliers.

3.	Loss of Stock Options in the event you breach any of the preceding duties or compete with the Company.

4.	Your agreement to assign to the Company all intellectual property that you may create while performing services for the Company.

5.	A list of all prior inventions and other intellectual property that you created or had rights to before you joined the Company.

6.	Your agreement to license any prior inventions and other intellectual property to the Company on a royalty-free basis.

7.	Your duty not to violate any prior agreement that you may have with a previous employer.

8.	Your duty not to use any confidential or trade secret information of a previous employer or any other person in your work for the Company.

9.	Your duty to return the Company’s confidential information and any Company property that you may have if and when you leave the Company for any reason.

This Summary is NOT a part of the Agreement itself and is only an outline of some of the provisions in the Agreement. You MUST read the entire Agreement before signing it in order to understand what you are signing. The Agreement, and not this Summary, will control.

DAYSTAR TECHNOLOGIES, INC.

EMPLOYEE NONDISCLOSURE, DEVELOPMENTS AND NONSOLICITATION AGREEMENT

This Employee Nondisclosure, Developments and Nonsolicitation Agreement, dated and effective as of October 21, 2003 (this “Agreement”), is between Daystar Technologies, Inc., a Delaware corporation and Stephen Aanderud (“Employee”).

1. Definitions. The following capitalized words used in this Agreement will have the meanings assigned below:

“Company” includes the company described in the first paragraph that enters into this Agreement with Employee, as well as its parent, subsidiaries and affiliates.

“Confidential Information” includes all information related to solar power and/or photovoltaic cells, modules and systems and all other trade secrets and all other proprietary or confidential information concerning the Company, including its organization, business operations, relationships, finances, budgets, projections, marketing plans, strategies, forecasts, products, services, planned products and services, prices, costs, customers and suppliers, to which Employee has had or may have access. The term “Confidential Information” also includes all notes, memoranda, summaries, reports, lists, records, drawings, sketches, specifications, data and other documentation about any of the matters described in the preceding sentence, whether prepared by Employee or others, in any form, including paper, electronic, analog, digital or magnetic form, human or machine-readable form or any other tangible medium of expression. The term “Confidential Information” does not include any information that is generally available to and known by the general public without violating the terms of this Agreement.

“Intellectual Property” means all intellectual property, including all works of authorship, computer programs, source code, object code, designs, methods, systems, processes, formulae, data, functional specifications, know-how, improvements, inventions, discoveries, developments, techniques, licenses, Confidential Information, patents, patent applications, copyrights, moral rights, trademarks, trade names, service marks and trade dress, in each case whether or not patentable, registrable under copyright or similar statutes or subject to analogous protection.

“Materials” means all property of the Company, including (a) all equipment and supplies such as laptops and other computers, handheld computer devices and cell phones, and (b) all documents, notes, drawings, specifications, computer programs, data and other information of any nature pertaining to any Intellectual Property in any form, including paper, electronic, analog, digital or magnetic form, human or machine-readable form or any other tangible medium of expression.

“Options” means any options granted to Employee under the Option Plan.

“Option Gain” means the amount by which the Fair Market Value of Company Common Shares purchased upon exercise of an Option, as of the date of such exercise, exceeds the Exercise Price of such Option. Terms capitalized in the foregoing sentence have the same meanings as defined in the Option Plan.

“Option Plan” means the DayStar Technologies, Inc. Equity Incentive Plan.

“Work” means all subject matter invented, conceived, developed, created or enhanced by Employee during the period of Employee’s employment with the Company.

2. General Agreements. Employee agrees that in the course of rendering services to the Company, Employee has acquired and will acquire information about the Company that is non-public, confidential and/or proprietary in nature. Employee understands that the Company is engaged in a highly competitive business and must protect its substantial investment in developing and maintaining its reputation, good will and status in the marketplace. Employee agrees that if Employee elects to compete with the Company, the Company is warranted in terminating Employee’s right to participate in the Company’s future performance through the Company’s Option Plan. Employee further agrees that Employee’s obligations under Sections 3 through 5 of this Agreement are irrevocable, absolute and unconditional.

3. Protection of Confidential Information. During the period of Employee’s employment with the Company, and at all times after the termination of Employee’s employment for any reason, Employee will protect and keep secret all Confidential Information of the Company and will not use or disclose any Confidential Information to any person other than the Company, its authorized employees and such other persons to whom Employee has been instructed by the Company to make disclosure, in each case only to the extent required in the course of Employee’s service to the Company. Because Employee has had or may have access to the confidential information of third parties with whom the Company does business, Employee will treat that information with the same degree of care as required by this Agreement for the Company’s Confidential Information. Employee’s obligations under this Section with respect to any particular Confidential Information of the Company, as well as the confidential information of others, will expire at such time as that information ceases to be confidential.

4. Nonsolicitation.

4.1 Of Company Customers and Suppliers. While Employee is employed at the Company, and for two years following termination of Employee’s employment for any reason, Employee will not contact, take, solicit or attempt to contact, take or solicit, any customers, suppliers or other business contacts of the Company.

4.2 Of Company Employees. While Employee is employed at the Company, and for two years following termination of Employee’s employment for any reason, Employee will not hire, solicit or attempt to hire or solicit, any officer, employee, independent contractor or agent of the Company or induce or attempt to induce any of them to discontinue their relationships with the Company. This provision applies to people who were officers, employees, independent contractors or agents of the Company at the time Employee ceases to be employed by the Company as well as to those persons who ceased to be officers, employees, independent contractor and agents of the Company before Employee’s termination. This provision also applies whether or not that officer, employee, independent contractor or agent provided services to Company pursuant to a written agreement and whether or not that person’s engagement is or was fulltime, part time or temporary, for a stated term or was terminable at will.

5. Extension of Time. Employee agrees that the nonsolicitation covenant described in Section 4 above will be extended by a time period equal to any time during which Employee engages in any activities violating that covenant.

6. Modification of Sections 3 and 4. The parties acknowledge and agree that the duration, scope and geographic area of the obligations described in Sections 3, 4 and 5 are fair, reasonable and necessary in order to protect the Company’s good will and legitimate business interests, that Employee has received adequate consideration for those obligations and that those obligations do not prevent Employee from earning a livelihood. If, however, for any reason any court of competent jurisdiction determines that the duration, scope or geographical area of those obligations is not reasonable, that consideration is inadequate or that Employee has been unlawfully prevented from earning a livelihood, those obligations will be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in those obligation as will render those obligations valid and enforceable.

7. Remedies for Breach of Sections 3, 4 and 5. Employee acknowledges that if Employee breaches Section 3, 4 and/or 5 of this Agreement, the Company will suffer irreparable harm for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate.

7.1 Injunctive Relief and Other Remedies. Accordingly, in the event of any actual or threatened breach by Employee of Section 3, 4 and/or 5 of this Agreement, the Company will be entitled to obtain injunctive relief in addition to any other remedies in equity or law, in any court of competent jurisdiction, without the necessity of proving actual damages or posting a bond or other security.

7.2 Costs and Expenses. In addition to any other remedy available to the Company, Employee agrees that the Company will have the right to recover any costs and expenses, including reasonable attorney fees, incurred in enforcing this Agreement against Employee, and Employee consents to the entry of such relief against Employee and agrees not to contest such entry. Employee agrees that Employee’s obligations under this Agreement are independent of the Company’s obligations to Employee and that any cause of action Employee may have against the Company will not constitute a defense to the Company’s enforcement of this Agreement against Employee. Employee also agrees not to assert a defense that the Company has an adequate remedy at law.

7.3 Forfeiture of Stock Options and Option Gain.

(a) Termination of Options and Forfeiture of Option Gain. If the Board of Directors of the Company determines in its sole discretion that (a) Employee has breached any of the provisions found in Sections 3 and 4 of this Agreement; or (b) that Employee Competes with the Company during Employee’s employment or at any time within two years following the termination of Employee’s employment with the Company for any reason, then (1) all of Employee’s Options will terminate effective as of the date of that breach, as determined by the Board of Directors, unless terminated sooner by operation of another term or condition of the Option or the Option Plan; and (2) Employee will immediately pay to the Company any Option Gain realized by Employee from exercising all or a portion of Employee’s Options. For purpose of this Section, the term “Competes” means that Employee directly or indirectly (x) owns, operates, manages or controls; (y) serves as an officer, director, partner, employee, agent, consultant, advisor or developer of; or (z) has any direct or indirect financial interest in, any person or entity located any where in the world, which competes directly with or any product line of or service offered by the Company which is material to the business of the Company. Nothing in this Section will prohibit Employee from acquiring or holding less than one percent of any class of publicly traded securities.

(b) Right of Set-off. By signing this Agreement Employee agrees that the Company may deduct from any amounts the Company owes Employee from time to time (including any amount owed to Employee as wages or other compensation, fringe benefits, or vacation pay), the amount Employee owes the Company under paragraph 7.3(a) above. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by set-off the full amount Employee owes the Company, calculated as set forth above, Employee agrees to pay immediately the unpaid balance to the Company.

(c) Release of Obligation. The Company may release Employee from Employee’s obligations under this Section 7.3 only if the Board of Directors determines in its sole discretion that such action is in the best interests of the Company.

8. Intellectual Property. Employee agrees to disclose promptly to the Company all Intellectual Property made, conceived, created, discovered, reduced to practice or learned by Employee, either alone or jointly with others, during the period of Employee’s employment with the Company.

8.1 Prior Inventions. Employee has listed in Exhibit A to this Agreement, all Intellectual Property that Employee made, conceived, created, discovered, reduced to practice or learned before Employee’s employment with the Company (collectively, the “Prior Inventions”) that relate in any way to the business, products or services of the Company. If no such list is attached, Employee represents that there are no Prior Inventions.

8.2 Copyrights. All Works made by Employee during the course of Employee’s employment, which are or may be protected by a copyright, are works made for hire within the meaning of applicable copyright law.

8.3 Ownership of Intellectual Property. All Intellectual Property that Employee may have or acquire during Employee’s employment at the Company will be the sole property of the Company. Employee assigns to the Company all of Employee’s present right, title and interest in that Intellectual Property, whether presently owned or acquired at any time during Employee’s employment at the Company. Employee waives and irrevocably quitclaims to the Company all claims that Employee now or in the future has for infringement of that Intellectual Property. Employee agrees to take all measures requested by the Company to assign all of Employee’s right, title and interest in that Intellectual Property to the Company or its designee. Employee agrees to take all measures requested by the Company to help the Company in obtaining protection for, and benefit from, that Intellectual Property, including (a) making application for United States and foreign patents on any invention if requested by the Company; and (b) registering, maintaining and enforcing any United States or foreign Intellectual Property rights. The Company will bear all costs of such measures taken by Employee.

NOTICE TO EMPLOYEE: This provision does not apply to Intellectual Property for which no equipment, supplies, facility or trade secrets of the Company were used and which was developed entirely on Employee’s own time, unless (1) the invention relates directly to the Company’s business; (2) the Intellectual Property relates to actual or demonstrably anticipated research or development; or (3) the Intellectual Property results from any work performed by the Employee for the Company.

8.4 License. Employee hereby grants to the Company a nonexclusive, royalty free, perpetual, irrevocable, world wide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, publicly display and perform, use, sell and otherwise distribute any Prior Invention that Employee incorporates into any product, process, machine or other property of the Company.

8.5 Surviving Obligations. Employee’s obligation to assist the Company in obtaining and enforcing rights in Intellectual Property in all countries continues beyond the termination of Employee’s employment, but the Company will compensate Employee at a reasonable rate after termination of employment for time actually spent by Employee at the Company’s request on such assistance.

8.6 Power of Attorney. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact in the following limited capacity: to act for and on Employee’s behalf and to execute and file any such application or applications and to perform all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or similar protections with the same legal force and effect as if executed by Employee but only if the Company is unable, after reasonable effort, to secure Employee’s cooperation.

9. Return of the Company Property. If Employee’s employment is terminated for any reason, Employee agrees to deliver promptly to the Company all Materials, and will not take, or retain in Employee’s possession, any of the Materials or any copies of the Materials. Employee will allow Company to delete all Confidential Information from Employee’s computers, cell phones, personal digital assistant and other equipment and media. Employee also agrees to sign and deliver to the Company any oath requested by Company to verify Employee’s understanding of and compliance with the terms of this Agreement.

10. Employee Representations, Warranties and Covenants. Employee represents, warrants and covenants to the Company the following:

10.1 Employee’s employment with the Company does not and will not breach any prior agreement that Employee may have with another party;

10.2 Employee has not and will not improperly use or disclose during the course of Employee’s employment with the Company a previous/concurrent employer’s or third party’s proprietary information or trade secrets unless the previous/ concurrent employer or third party has consented to that use and/or disclosure in writing;

10.3 Employee has had a reasonable opportunity to review this Agreement and has either sought, or waived, legal counsel’s review of this Agreement;

10.4 Employee has not entered into and will not enter into any agreement, either written or oral, that conflicts with this Agreement;

10.5 This Agreement does not create an obligation on the Company or any other person to employ or continue Employee’s employment, and Employee’s obligations and the Company’s rights under this Agreement will survive termination of Employee’s employment for any reason, whether with or without cause; and

10.6 If Employee leaves the employ of the Company for any reason, Company may notify Employee’s new employer or prospective employer about Employee’s rights and obligations under this Agreement and may furnish a copy of this Agreement to that person.

11.	General Provisions.

11.1 Governing Law. This Agreement will be governed by the laws of the State of California, without regard to its conflicts of laws principles.

11.2 Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement will be settled by a single neutral arbitrator in arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction of that controversy or claim. The cost of that arbitration will be borne by the Company. Nothing in this Section will limit the Company’s right to enforce by court injunction or other equitable relief Employee’s obligations under this Agreement. The arbitrator will have the authority to award such remedies or relief that a court of the State of California could order or grant in an action governed by California law, including specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process, except that the arbitrator will not be empowered to award punitive damages.

11.3 Amendment; Waiver. This Agreement may be amended only in a writing duly executed by both parties, or, in the case of a waiver, signed by the party waiving compliance. A party’s failure or delay in requiring performance of any provision of this Agreement will not affect that party’s right at a later time to require performance of that provision. A party’s failure or delay in enforcing its rights under this Agreement will not constitute a waiver of those rights. A party’s waiver of any breach of any term or covenant of this Agreement, whether by conduct or otherwise, in any one or more instances, will not be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

11.4 Successors and Assigns. This Agreement will be binding upon Employee and Employee’s administrators, executors, heirs and assigns, and will inure to the benefit of Employee’s administrators, executors, heirs and assigns, although the obligations of Employee are personal and may be performed only by Employee. The Company may assign its rights under this Agreement to any corporation or other legal entity with or into which the Company or its successors may be merged or which may succeed to all or any part of the Company’s assets or business. This Agreement will also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns.

11.5 Counterparts; Facsimile. This Agreement may be signed in multiple counterparts and when so signed will be considered to have the force and effect of an original. This Agreement may be delivered by facsimile, and when so delivered will have the same force and effect as delivery of an original signature.

11.6 Attorney Fees. If any action is brought to enforce any of the provisions of this Agreement or to obtain money damages for the breach of any of its terms, and that action results in the award of a judgment for money damages or in the granting of any injunction in favor of one of the parties to this Agreement, the non-prevailing party will pay all expenses, including reasonable attorney fees incurred by the prevailing party. For purposes of this Agreement, “prevailing party” means the party that prevails either affirmatively or by means of a successful defense with respect to claims having the greatest value or importance as reasonably determined by the court with jurisdiction over the matter.

11.7 Entire Agreement; Conflict. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and is intended as a complete and exclusive statement of the substantive terms contained in this Agreement. If there is any conflict between the terms of this Agreement and any similar provisions in any other agreement between Employee and the Company, the terms of this Agreement will govern.

11.8 Notices. All notices or other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered personally; (b) upon confirmation of receipt when such notice or other communication is sent by facsimile; (c) one day after delivery to an overnight delivery courier; or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices will be as follows:

To the Company:

Daystar Technologies, Inc.

900 Golden Gate Terrace, Suite A

Grass Valley, California 95945

Facsimile: 530-271-5558

Attention: Dr. John R. Tuttle

To Employee:

To the address or facsimile set forth below Employee’s signature.

Any party may, by notice to the other, change its, his or her address for receipt of notices under this Agreement.

11.9 Interpretation. Caption headings are for convenience of reference only and will not limit or otherwise affect the text of those sections. The words “includes” and “including” are not limiting in any way and mean “includes or including without limitation.” The word “person” includes individuals, corporations, partnerships, limited liability companies, co-operatives, associates and other natural and legal persons. The term “and/or means each and all of the persons, words, provisions or items connected by that term; i.e., it has a joint and several meaning. Both parties have had the chance to have this Agreement reviewed by an attorney; therefore, this Agreement will not be construed against the drafter of this Agreement.

EMPLOYEE:		COMPANY:

/s/ Stephen Aanderud		/s/ John R. Tuttle
Signature

Stephen Aanderud		By:	John R. Tuttle
Print Name		Title:	President/CEO

October 21, 2003
Date

Address:	20095 NW Nestucca Dr.
Portland, OR 97229

Exhibit A

Prior Inventions of Employee